Exhibit 99.1

SiriusXM Reports First Quarter 2012 Results

•	Subscribers Grow by 405,000 to a Record 22.3 Million
•	Record Quarterly Revenue of $805 Million, Up 11%
•	First Quarter 2012 Net Income of $108 Million, Up 38%
•	Adjusted EBITDA Reaches $208 Million, Up 15%
•	Company Raises Subscriber Guidance

NEW YORK – May 1, 2012 – Sirius XM Radio (NASDAQ: SIRI) today announced first quarter 2012 financial and operating results, including revenue of $805 million, up 11% over first quarter 2011 revenue of $724 million. Net income for the first quarters of 2012 and 2011 were $108 million and $78 million, respectively, or $0.02 and $0.01 per diluted share, respectively.

Adjusted EBITDA for the first quarter of 2012 was $208 million, up 15% from $181 million in the first quarter of 2011.

“SiriusXM is starting the year with tremendous operational momentum. We grew subscribers faster than any first quarter since our 2008 merger of Sirius and XM, and we improved our self-pay monthly churn rate to 1.9% despite implementing a price increase at the beginning of the year. Rising auto sales and our strong execution should enable us to exceed our prior 2012 subscriber growth guidance of 1.3 million, which today we are raising to 1.5 million,” noted Mel Karmazin, Chief Executive Officer, SiriusXM.

“In 2012, we continue to expect record revenue, adjusted EBITDA, and free cash flow, and our subscriber base will also finish this year at another all-time record high,” said Karmazin. “Our number one focus is on delivering the best possible content to our subscribers – we are rolling out more satellite channels via factory-installed 2.0 radios, and we are improving our online offering by delivering even more live sports coverage, updated apps with enhanced features, and later this year, on-demand content and personalized radio. There has never been a better time to be a SiriusXM subscriber, and we think our unparalleled audio product will produce strong operating and financial performance for our company in the years to come, which should result in great value to our stockholders.”

Additional highlights from the first quarter include:

•

Subscriber growth accelerates. Self-pay net subscriber additions improved by 148% to 299,348 and the subscriber base rose to an all-time high of 22.3 million subscribers. Strong auto sales helped lift total paid and unpaid trial inventory by more than 200,000 from year end to 5.7 million.

•

Churn improves. Self-pay monthly churn was 1.9% in the first quarter of 2012, an improvement from 2.0% in the first quarter of 2011. New vehicle consumer conversion rate was 45% in the first quarter of 2012, in-line with the first quarter of 2011.

•

Free cash flow grows. Free cash flow was $15 million in the first quarter of 2012, an improvement from the ($17) million recorded in the first quarter of 2011, and represented the first time SiriusXM has shown positive free cash flow in the first quarter of a year.

“We ended the first quarter with $747 million of cash, after the repurchase of approximately $57 million in aggregate principal amount of our debt during the first quarter. Our leverage at the end of the first quarter improved to 3.9 times our adjusted EBITDA on a gross basis and 2.9 times our adjusted EBITDA on a net basis,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “Our growing cash flow is reducing our leverage substantially, and this improving credit profile should benefit stockholders as we refinance or pay down more than $1 billion of high coupon debt over the next 15 months.”

2012 GUIDANCE

“With auto sales in the first quarter exceeding expectations and better than expected churn, we now expect to grow our net new subscribers by 1.5 million in 2012,” said Karmazin. The Company reiterates its existing 2012 revenue, adjusted EBITDA and free cash flow guidance:

•	Revenue of approximately $3.3 billion,
•	Adjusted EBITDA of approximately $875 million, and
•	Free cash flow of approximately $700 million.

FIRST QUARTER 2012 RESULTS

SIRIUS XM RADIO INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended March 31,

(in thousands, except per share data)	2012	2011

Revenue:
Subscriber revenue	$700,242	$622,437
Advertising revenue, net of agency fees	18,670	16,558
Equipment revenue	16,953	15,867
Other revenue	68,857	68,977

Total revenue	804,722	723,839
Operating expenses:
Cost of services:
Revenue share and royalties	132,111	106,929
Programming and content	70,095	72,959
Customer service and billing	66,187	65,836
Satellite and transmission	18,110	18,560
Cost of equipment	5,806	6,405
Subscriber acquisition costs	116,121	105,270
Sales and marketing	58,361	47,819
Engineering, design and development	12,690	11,135
General and administrative	59,886	56,354
Depreciation and amortization	66,117	68,400

Total operating expenses	605,484	559,667

Income from operations	199,238	164,172
Other income (expense):
Interest expense, net of amounts capitalized	(76,971)	(78,218)
Loss on extinguishment of debt and credit facilities, net	(9,971)	(5,994)
Interest and investment loss	(1,142)	(1,884)
Other (loss) income	(578)	1,617

Total other expense	(88,662)	(84,479)

Income before income taxes	110,576	79,693
Income tax expense	(2,802)	(1,572)

Net income	$107,774	$78,121

Foreign currency translation adjustment, net of tax	(56)	67

Comprehensive income	$107,718	$78,188

Net income per common share:
Basic	$0.03	$0.02

Diluted	$0.02	$0.01

Weighted average common shares outstanding:
Basic	3,767,443	3,735,136

Diluted	6,537,728	6,481,384

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 31, 2012	December 31, 2011

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$746,576	$773,990
Accounts receivable, net	108,335	101,705
Receivables from distributors	96,037	84,817
Inventory, net	36,791	36,711
Prepaid expenses	177,515	125,967
Related party current assets	6,503	14,702
Deferred tax asset	144,798	132,727
Other current assets	20,539	6,335

Total current assets	1,337,094	1,276,954
Property and equipment, net	1,645,610	1,673,919
Long-term restricted investments	3,973	3,973
Deferred financing fees, net	38,848	42,046
Intangible assets, net	2,559,712	2,573,638
Goodwill	1,834,856	1,834,856
Related party long-term assets	54,229	54,953
Other long-term assets	27,402	35,657

Total assets	$7,501,724	$7,495,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$454,748	$543,193
Accrued interest	77,562	70,405
Current portion of deferred revenue	1,404,919	1,333,965
Current portion of deferred credit on executory contracts	281,270	284,108
Current maturities of long-term debt	1,540	1,623
Related party current liabilities	16,541	14,302

Total current liabilities	2,236,580	2,247,596
Deferred revenue	183,430	198,135
Deferred credit on executory contracts	147,012	218,199
Long-term debt	2,625,533	2,683,563
Long-term related party debt	329,576	328,788
Deferred tax liability	1,024,734	1,011,084
Related party long-term liabilities	21,048	21,741
Other long-term liabilities	84,232	82,745

Total liabilities	6,652,145	6,791,851

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at March 31, 2012 and December 31, 2011:
Series A convertible preferred stock; no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Convertible perpetual preferred stock, series B-1 (liquidation preference of $0.001 at March 31, 2012 and December 31, 2011); 12,500,000 shares issued and outstanding at March 31, 2012 and December 31, 2011	13	13
Common stock, par value $0.001; 9,000,000,000 shares authorized at March 31, 2012 and December 31, 2011; 3,788,755,725 and 3,753,201,929 shares issued and outstanding at March 31, 2012 and December 31, 2011	3,789	3,753
Accumulated other comprehensive income, net of tax	15	71
Additional paid-in capital	10,522,080	10,484,400
Accumulated deficit	(9,676,318)	(9,784,092)

Total stockholders’ equity	849,579	704,145

Total liabilities and stockholders’ equity	$7,501,724	$7,495,996

SIRIUS XM RADIO INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,

(in thousands)	2012	2011

Cash flows from operating activities:
Net income	$107,774	$78,121
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	66,117	68,400
Non-cash interest expense, net of amortization of premium	10,647	9,573
Provision for doubtful accounts	6,208	9,623
Amortization of deferred income related to equity method investment	(694)	(694)
Loss on extinguishment of debt and credit facilities, net	9,971	5,994
Loss on unconsolidated entity investments, net	422	2,350
Loss on disposal of assets	—	266
Share-based payment expense	14,951	12,856
Deferred income taxes	1,572	1,111
Other non-cash purchase price adjustments	(73,956)	(66,743)
Changes in operating assets and liabilities:
Accounts receivable	(12,838)	11,291
Receivables from distributors	(11,220)	(8,982)
Inventory	(80)	(7,330)
Related party assets	8,347	(3,686)
Prepaid expenses and other current assets	(65,753)	(39,232)
Other long-term assets	8,256	7,617
Accounts payable and accrued expenses	(96,859)	(110,400)
Accrued interest	7,157	8,124
Deferred revenue	56,182	39,225
Related party liabilities	2,239	738
Other long-term liabilities	1,505	(113)

Net cash provided by operating activities	39,948	18,109

Cash flows from investing activities:
Additions to property and equipment	(25,187)	(34,983)

Net cash used in investing activities	(25,187)	(34,983)

Cash flows from financing activities:
Proceeds from exercise of stock options	22,765	1,072
Payment of premiums on redemption of debt	(6,602)	(4,094)
Repayment of long-term borrowings	(58,338)	(133,100)

Net cash used in financing activities	(42,175)	(136,122)

Net decrease in cash and cash equivalents	(27,414)	(152,996)
Cash and cash equivalents at beginning of period	773,990	586,691

Cash and cash equivalents at end of period	$746,576	$433,695

          Subscriber Data and Operating Metrics

          The following table contains subscriber data and key operating metrics for the three months ended March 31, 2012 and 2011, respectively:

	Unaudited

	For the Three Months Ended March 31,

	2012	2011

Beginning subscribers	21,892,824	20,190,964
Gross subscriber additions	2,161,693	2,052,367
Deactivated subscribers	(1,757,097)	(1,679,303)

Net additions	404,596	373,064

Ending subscribers	22,297,420	20,564,028

Self-pay	18,208,090	16,807,643
Paid promotional	4,089,330	3,756,385

Ending subscribers	22,297,420	20,564,028

Self-pay	299,348	120,844
Paid promotional	105,248	252,220

Net additions	404,596	373,064

Daily weighted average number of subscribers	21,990,863	20,233,144

Average self-pay monthly churn	1.9%	2.0%

New Vehicle Consumer Conversion rate	45%	45%

ARPU	$11.77	$11.52
SAC, per gross subscriber addition	$60	$57

          Subscribers. The improvement was due to the 5% increase in gross subscriber additions, primarily resulting from higher new vehicle shipments and light vehicle sales, as well as an increase in conversions from unpaid promotional trials and returning subscriber activations inclusive of previously owned vehicles. This increase in gross additions was partially offset by the 5% increase in deactivations. The increase in deactivations was primarily due to an increase in paid promotional trial deactivations stemming from the increase in volume of paid trials, along with growth in our subscriber base, partially offset by a decline in the self-pay churn rate.

          Average Self-pay Monthly Churn for the three months ended March 31, 2012 and 2011 was 1.9% and 2.0%, respectively. The decrease in the churn rate was driven by a reduction in the non-pay cancellation rate, as well as a favorable shift in the subscriber mix towards automotive vehicles, which churn at lower rates in comparison to aftermarket products.

          New Vehicle Consumer Conversion Rate for the three months ended March 31, 2012 and 2011 was 45%.

          ARPU increased primarily due to the increase in certain of our subscription rates beginning in January 2012, an increase in sales of premium services, including Premier packages, data services and streaming, partially offset by an increase in subscriber retention programs and in the number of subscribers on promotional plans and a decrease in the revenue from the U.S. Music Royalty Fee due to the December 2010 reduction in the rate from 15.3% to 10.8%.

          SAC, Per Gross Subscriber Addition, increased in the three months ended March 31, 2012 primarily due to higher subsidies related to increased OEM installations occurring in advance of acquiring the subscriber, partially offset by improved OEM subsidy rates per vehicle compared to the three months ended March 31, 2011.

Glossary

Adjusted EBITDA- EBITDA is defined as net income before interest and investment loss; interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and certain programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of comprehensive income of certain expenses, as discussed above. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended March 31,

	2012	2011

Net income (GAAP):	$107,774	$78,121
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,880	3,722
Operating expenses	(74,024)	(67,972)
Share-based payment expense, net of purchase price accounting adjustments	14,951	13,037
Depreciation and amortization (GAAP)	66,117	68,400
Interest expense, net of amounts capitalized (GAAP)	76,971	78,218
Loss on extinguishment of debt and credit facilities, net (GAAP)	9,971	5,994
Interest and investment loss (GAAP)	1,142	1,884
Other (income) loss (GAAP)	578	(1,617)
Income tax expense (GAAP)	2,802	1,572

Adjusted EBITDA	$208,162	$181,359

Adjusted Operating Expenses - We define this Non-GAAP financial measure as our actual operating expenses adjusted to exclude the impact of certain purchase price accounting adjustments and share-based payment expense. We use this Non-GAAP financial measure to manage our business, set operational goals and as a basis for determining performance-based compensation for our employees. The following tables reconcile our actual operating expenses to our adjusted operating expenses for the three months ended March 31, 2012 and 2011:

	Unaudited For the Three Months Ended March 31, 2012

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Operating expenses
Cost of services:
Revenue share and royalties	132,111	34,846	—	166,957
Programming and content	70,095	11,702	(1,374)	80,423
Customer service and billing	66,187	—	(427)	65,760
Satellite and transmission	18,110	—	(785)	17,325
Cost of equipment	5,806	—	—	5,806
Subscriber acquisition costs	116,121	24,085	—	140,206
Sales and marketing	58,361	3,391	(2,360)	59,392
Engineering, design and development	12,690	—	(1,432)	11,258
General and administrative	59,886	—	(8,573)	51,313
Depreciation and amortization (a)	66,117	—	—	66,117
Share-based payment expense	—	—	14,951	14,951

Total operating expenses	$605,484	$74,024	$—	$679,508

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended March 31, 2012 was $14,000.

	Unaudited For the Three Months Ended March 31, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Operating expenses
Cost of services:
Revenue share and royalties	106,929	29,933	—	136,862
Programming and content	72,959	12,824	(2,510)	83,273
Customer service and billing	65,836	18	(367)	65,487
Satellite and transmission	18,560	239	(567)	18,232
Cost of equipment	6,405	—	—	6,405
Subscriber acquisition costs	105,270	21,656	—	126,926
Sales and marketing	47,819	3,212	(1,875)	49,156
Engineering, design and development	11,135	31	(1,142)	10,024
General and administrative	56,354	59	(6,576)	49,837
Depreciation and amortization (a)	68,400	—	—	68,400
Share-based payment expense (b)	—	—	13,037	13,037

Total operating expenses	$559,667	$67,972	$—	$627,639

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended March 31, 2011 was $15,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,483	$27	$—	$2,510
Customer service and billing	349	18	—	367
Satellite and transmission	548	19	—	567
Sales and marketing	1,848	27	—	1,875
Engineering, design and development	1,111	31	—	1,142
General and administrative	6,517	59	—	6,576

Total share-based payment expense	$12,856	$181	$—	$13,037

ARPU - is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended March 31,

	2012	2011

Subscriber revenue (GAAP)	$700,242	$622,437
Add: net advertising revenue (GAAP)	18,670	16,558
Add: other subscription-related revenue (GAAP)	57,721	58,531
Add: purchase price accounting adjustments	67	1,909

	$776,700	$699,435

Daily weighted average number of subscribers	21,990,863	20,233,144

ARPU	$11.77	$11.52

Free cash flow - is derived from cash flow provided by operating activities, capital expenditures and restricted and other investment activity. Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended March 31,

	2012	2011

Cash Flow information
Net cash provided by operating activities	$39,948	$18,109
Net cash used in investing activities	(25,187)	(34,983)
Net cash used in financing activities	(42,175)	(136,122)
Free Cash Flow
Net cash provided by operating activities	$39,948	$18,109
Additions to property and equipment	(25,187)	(34,983)

Free cash flow	$14,761	$(16,874)

Subscriber acquisition cost, per gross subscriber addition - or SAC, per gross subscriber addition, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, excluding share-based payment expense and purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended March 31,

	2012	2011

Subscriber acquisition costs (GAAP)	$116,121	$105,270
Less: margin from direct sales of radios and accessories (GAAP)	(11,147)	(9,462)
Add: purchase price accounting adjustments	24,085	21,656

	$129,059	$117,464

Gross subscriber additions	2,161,693	2,052,367

SAC, per gross subscriber addition	$60	$57

About Sirius XM Radio

Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 satellite radio channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to over 22 million subscribers. SiriusXM offers an array of content from many of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers.

SiriusXM programming is available on more than 800 devices, including pre-installed and after-market radios in cars, trucks, boats and aircraft, smartphones and mobile devices, and consumer electronics products for homes and offices. SiriusXM programming is also available at siriusxm.com, and on Apple, BlackBerry and Android-powered mobile devices.

SiriusXM has arrangements with every major automaker and its radio products are available for sale at shop.siriusxm.com as well as retail locations nationwide.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our competitive position versus other forms of audio entertainment; our dependence upon automakers; general economic conditions; failure of our satellites, which, in most cases, are not insured; our ability to attract and retain subscribers at a profitable level; royalties we pay for music rights; the unfavorable outcome of pending or future litigation; failure of third parties to perform; and our substantial indebtedness. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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E - SIRI
Contact Information for Investors and Financial Media:
Investors:
Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com